UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2018

CESCA THERAPEUTICS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-82900	94-3018487
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2711 Citrus Road, Rancho Cordova, California		95742
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (916) 858-5100

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

          Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 26, 2018, Cesca Therapeutics Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with five institutional and accredited investors (the “Investors”), pursuant to which the Company agreed to issue and sell to the Investors, in a registered direct offering (the “Offering”), an aggregate of 609,636 shares of the Company’s common stock (the “Shares”) at an offering price of $2.27 per share, for gross proceeds of approximately $1.38 million before the deduction of placement agent fees and offering expenses. The Shares are being issued and sold by the Company pursuant to a registration statement on Form S-3 (File No. 333-212314), which was initially filed with the Securities and Exchange Commission (the “Commission”) on June 29, 2016 and was declared effective by the Commission on August 1, 2016 (the “Registration Statement”), and the related prospectus supplement filed with the Commission on March 27, 2018.

In a concurrent private placement (the “Private Placement”), the Company agreed to issue to the Investors warrants to purchase, in the aggregate, up to 304,818 shares of the Company’s common stock (the “Warrants” and collectively with the Shares, the “Securities”). The Warrants are exercisable beginning on the six month anniversary of the date of issuance (the “Initial Exercise Date”) and will terminate on the five year anniversary of the Initial Exercise Date. The Warrants have an exercise price of $2.68 per share, subject to adjustment in the event of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. A holder of a Warrant will not have the right to exercise any portion of its Warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that the holder may increase or decrease the Beneficial Ownership Limitation, although any increase will not be effective until the 61st day after a notice of increase is delivered to the Company and the holder may not increase the Beneficial Ownership Limitation in excess of 9.99%.

The Warrants and the shares of the Company’s common stock issuable upon the exercise of the Warrants are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), are not being offered pursuant to the Registration Statement and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

The closing of the Offering and the Private Placement was subject to satisfaction of customary closing conditions set forth in the Purchase Agreement and occurred on March 28, 2018. The Purchase Agreement also contains representations, warranties, indemnification and other provisions customary for transactions of this nature. Under the Purchase Agreement, the Company and its subsidiaries are prohibited for a period of 60 days after the closing (subject to certain exceptions) from issuing, entering into any agreement to issue, or announcing the issuance or the proposed issuance of any shares of the Company’s common stock or any other securities that are at any time convertible into, or exercisable or exchangeable for, or otherwise entitle the holder thereof to receive, shares of the Company’s common stock. Additionally, the Purchase Agreement provides the Investors with the right (subject to certain exceptions), until the nine month anniversary of the closing, to participate in a subsequent financing, in an amount up to 40% of the subsequent financing on the same terms, conditions and price as the other investors in the subsequent financing.

On March 22, 2018, the Company entered into a letter agreement (the “Engagement Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which the Company engaged Wainwright as the exclusive placement agent in connection with the Offering and the Private Placement. Wainwright is not purchasing or selling any Securities the Company is selling in the Offering or the Private Placement but agreed to use its reasonable best efforts to arrange for the sale of the Securities. The Company agreed to pay Wainwright a fee, in cash, equal to 7.0% of the aggregate gross proceeds from the sale of the Securities and to pay Wainwright a non-accountable expense allowance of $35,000. The Engagement Agreement also contains representations, warranties, indemnification and other provisions customary for transactions of this nature.

The net proceeds to the Company, after deducting placement agent fees and expenses and the Company’s estimated offering expenses and excluding the proceeds, if any, from the exercise of the Warrants, are expected to be approximately $1.2 million.

The foregoing descriptions of the Purchase Agreement, the Warrants, and the Engagement Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement, the Form of Warrant, and the Engagement Agreement, which are attached as Exhibit 10.1, Exhibit 4.1, and Exhibit 10.2 hereto, respectively, and incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.	Description
4.1	Form of Common Stock Purchase Warrant.
5.1	Opinion of Foley & Lardner LLP.
10.1	Securities Purchase Agreement, dated as of March 26, 2018, between Cesca Therapeutics Inc. and the Purchasers identified on the signature pages thereto.
10.2	Engagement Letter, dated as of March 22, 2018, by and between Cesca Therapeutics Inc. and H.C. Wainwright & Co., LLC.
23.1	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CESCA THERAPEUTICS INC.

Dated: March 28, 2018	/s/ Vivian Liu
Vivian Liu, Chief Operating Officer